                                                                    EXHIBIT 10.1

                               LICENSE AGREEMENT
                               -----------------

     This LICENSE AGREEMENT (this "Agreement") is entered into as of the _____ day of March, 1997 between HFS Licensing, Inc., a Delaware corporation ("Licensor"), and Reunion Home Services, Inc., a Texas corporation ("Licensee").

                            PRELIMINARY STATEMENTS
                            ----------------------

     A. Licensor, pursuant to a Master License Agreement (the "Master License") between Century 21 Real Estate Corporation ("Century 21") and Licensor, has certain rights in the trademarks and service marks "CENTURY 21" and "CENTURY 21 Home Improvements," and the design trademarks and service marks, "CENTURY 21 and design" and "CENTURY 21 Home Improvements and design" depicted on Exhibit A hereto, and the trade dress used in connection with or as part of
   ---------
the foregoing (the "Trade Dress") (all of the foregoing, individually and collectively, the "Trademark"), including the right to grant the license set forth herein.

     B. Licensee is engaged in the business of marketing, selling, furnishing, installing and servicing the home improvement products and services specified in Exhibit B hereto.
---------

     C. Licensee desires to obtain, and Licensor is willing to grant, a license pursuant to which Licensee shall become a licensee of Licensor's right to use the Trademark in connection with the marketing, selling, furnishing, installation and servicing of the home improvement products and services specified on Exhibit B hereto in the market area designated in Exhibit B hereto
             ---------                                         ---------
on the terms and conditions set forth herein; and

     NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                            STATEMENT OF AGREEMENT
                            ----------------------

1.   Definitions.  As used herein, the term:
     -----------

     1.1 "Affiliate" shall mean, with respect to an person, any other person, entity, or organization directly or indirectly controlling, controlled by, or under common control with, such person at any time during the period for which the determination of affiliation with such person is being made.

     1.2 "Century 21" shall have the meaning set forth in the Preliminary Statements.

     1.3 "Confidential Information" shall mean any non-public information, technical data, or know-how which relates to the business, services, or products of either party or a third party, including without limitation, any customer lists, any information with respect to leads, pitch books, and training materials, salary information, research products, services, developments, inventions, processes, techniques, designs, or distribution, marketing, financial, merchandising and/or sales information.

     1.4  "Contract Revenue" shall have the meaning set forth in Subsection 8.3.

     1.5 "Contract(s)" shall mean all contracts of any nature entered into by Licensee with its customers relating to the provision or sale of Licensed Services.

     1.6  "Earned Royalties" shall have the meaning set forth in Subsection 8.2.

     1.7 "Licensed Services" shall mean the marketing, sale, furnishing, installation and servicing of only the home improvement products and services specifically designated on Exhibit B hereto for Residential Properties UNDER THE

TRADEMARK.

     1.8 "License" shall mean the exclusive right to use the Trademark in connection with the Licensed Services in the Territory during the Term.

     1.9  "Licensee" shall have the meaning set forth in the Preliminary
Statement.

     1.10 "Licensor" shall have the meaning set forth in the Preliminary Statement.

     1.11 "Master License" shall have the meaning set forth in the Preliminary Statement.

     1.12 "Prime Rate" shall mean the prime rate of interest in effect from time to time at the Chase Manhattan Bank, New York, New York, or any successor bank thereto.

     1.13 "Quarter" shall mean the calendar quarter ending on March 31, June 30, September 30, and December 31, as applicable.

     1.14 "Receiving Party" shall have the meaning set forth in Subsection
17.2.

     1.15 "Residential Properties" shall mean non-commercial properties that are utilized solely for residential purposes, excluding (a) properties having four or more connected and/or attached residential units, and (b) properties which are part of a residential condominium unit and Licensee has entered or may enter into a contract which is negotiated and paid for by the management of the condominium.

     1.16 "Royalties" shall mean with respect to any Year, the Earned Royalties and Minimum Royalties (as required by Section 8.2) actually due to Licensor in respect of such Year.

     1.17 INTENTIONALLY OMITTED

     1.18 "Term" shall mean the term of this Agreement, which shah commence as of the date of this Agreement and shall expire on December 31, 2007, unless earlier terminated or further extended pursuant to the terms of this Agreement or extended in writing signed by Licensor and Licensee.

     1.19 "Territory" shall mean the market area described on Exhibit B hereto,
                                                              ---------
and such other market areas for which Licensor may grant Licensee a license to use the Trademark for Licensed Services.

     1.20 "Trade Dress" shall have the meaning set forth in the Preliminary Statements.

     1.21 "Trademark" shall have the meaning set forth in the Preliminary Statements.

     1.22 "Year" shall mean each twelve month period during the Term commencing January 1 of each year and ending December 31 of the same calendar year, except that the first year of the term shall be the period from the date of this Agreement through December 31, 1997.

2.   Grant of License.
     ----------------

     2.1 Subject to the terms and provisions hereof, Licensor hereby grants to Licensee and Licensee hereby accepts the License during the Term.

     2.2 Licensee shall operate in the Territory under either the trade name "CENTURY 21 Home Improvements", or the trade name "CENTURY 21" combined with a term "Cabinet Refacing" to describe the Licensed Services, together with a name identifying Licensee's corporate name (e.g. "CENTURY 21 Cabinet
                                                         -------
Refacing/Reunion Home Services, Inc.") or such other trade names as shall have
------------------------------
been approved in writing by Licensor. Licensee shall file assumed name certificates or similar documents in connection with operating under such name in such jurisdictions as such filings may be legally required and shall upon request provide copies thereof to Licensor.

     2.3 The License applies solely to the use of the Trademark in connection with the Licensed Services in the Territory during the Term and (i) no use of any other trademark of Licensor or Century 21 or any of their respective Affiliates, and (ii) no use of the Trademark on any products or on services other than the Licensed Services, is authorized or permitted. Licensor reserves the right to use, and to grant to its Affiliates or any other licensee the right to use, the Trademark (i) on or in connection with any and all products and services or for any other purpose other than the specific Licensed Services within the Territory, provided that licensees for any other licensed services within the Territory shall use a tradename and a term describing the services licensed which when combined with the mark "CENTURY 21 HOME IMPROVEMENTS" will be readily distinguished from the names used by Licensee under Section 2.2, (ii) outside the Territory with respect to the Licensed Services. There are no implied agreements or covenants between the parties regarding the Territory.

     2.4 Unless otherwise approved by Licensor, all references to the Trademark, in Contracts, advertisements, or promotional materials, shall prominently display a statement to the effect that the Licensed Services are sold, furnished and performed by Licensee, using Licensee's full legal name, an independently owned contractor. In no event shall Licensee, or any of its employees, agents, representatives or subcontractors identify Licensee, orally or in writing as a subsidiary, division or Affiliate of Century 21, Licensor or any of their Affiliates.

     2.5 Licensee shall actively conduct the business of selling and providing Licensed Services under the Trademark in all of the Territory. If Licensee determines that any portion of the Territory representing the entirety of a county or SCF code is not economically viable for Licensee, the Licensee may surrender that portion of the Territory by written notice to Licensor, identifying the SCF Codes being surrendered, which shall be effective upon Licensor's receipt of the notice. Required Revenue and Minimum Royalties shall not be affected by the reduction in the Territory. Licensee remains responsible for Earned Royalties accrued, indemnity under Section 15, and Earned Royalties to be earned on Contracts in effect in the surrendered portion of the Territory at the time of surrender.

     2.6 Licensee shall not carry on any business similar to the sale or provision of Licensed Services within the Territory except pursuant to this Agreement.

3.   Representations and Warranties.
     ------------------------------

     3.1 Licensor represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate all of the transactions contemplated herein and that it has a valid and enforceable right to license the Trademark and that the Trademark is valid and enforceable. Licensor represents and warrants that Century 21 or its affiliate CTM Holdings Corp. owns all right, title and interest in and to the Trademark subject to the Master License, and all other franchises and licenses granted by Century 21 and its subfranchisees. Licensor additionally represents and warrants that the use of the Trademark by Licensee in the Territory strictly in accordance with the provisions of this Agreement shall not infringe any trademark, trade name, service mark, copyright or any other proprietary right of any third party. Licensor represents and warrants that it has not entered into any agreement or commitment inconsistent with or in conflict with the rights granted to License hereunder. Licensee agrees and acknowledges that other than those representations explicitly contained in this Agreement, no representations, warranties, or guarantees of any kind have been made to Licensee, either by Licensor, Century 21 or any of their respective Affiliates, or by anyone acting on behalf of Licensor, Century 21 or their respective Affiliates.

     3.2 Licensee represents and warrants that it has the full right, power, and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate the transactions contemplated herein, and that to the best of its knowledge, as a result of entering into this Agreement, or sold in violation of any statute, ordinance or administrative order, rule, or regulation.

     3.3 Licensor and Licensee each represent and warrant that (i) this Agreement constitutes a valid and legally binding obligation of it (subject to creditors' rights, bankruptcy, moratorium and laws of similar effect, and general principles of equity), (ii) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite corporate action on the part of it, and (iii) no other corporate proceedings on the part of it or consents are required in connection with the execution, delivery, and performance by it of this Agreement.

4.   Quality Standards.
     -----------------

     4.1 Licensee acknowledges that the Trademark has established extremely valuable goodwill and is well recognized among consumers, and that it is of great importance to each party that in the sale and provision of the Licensed Services the high standards and reputation that Century 21 and the owner of the Trademark have established be maintained. Accordingly, all Licensed Services provided by Licensee hereunder and the products sold or installed in connection therewith shall be of first class installation and of high quality as is consistent with the respective price of such Licensed Services and said products. All Licensed Services and the products sold or installed in connection therewith shall be commercially acceptable for the purposes for which they are sold.

     4.2 Licensee may use the Trademark only pursuant to the specifications and designs for the Trademark approved in writing by Licensor or provided in writing by Licensor and only in the manner approved by Licensor with respect to the Licensed Services. For any Trademark that is federally registered, appropriate notice of registration in accordance with the applicable laws or regulations of the applicable jurisdiction shall accompany uses of such trademarks (a small "R" within a circle in the United States) as necessary to obtain the maximum protection for trademarks under the applicable trademark law.

     4.3 Licensee shall submit to Licensor for Licensor's review and prior written approval samples of each initial use of all materials of any nature bearing the Trademark. The foregoing notwithstanding, following approval by Licensor of the initial use, no additional approval will be required with respect to any minor alterations in the format, layout, or color (excluding any such changes to the Trademark) of approved materials or any changes in media sources, provided that any such new media sources are substantially identical in all material respects to those previously approved by Licensor and will not have an adverse effect on the Trademarks, and provided that in all other respects such materials are substantially identical to the sample previously approved by Licensor. Licensor agrees that all materials bearing the Trademark which previously have been approved for use by American Remodeling, Inc. may be used by Licensee so long as Licensee's legal name has been substituted for the name of such entity.

     4.4 Licensor shall promptly approve or disapprove all submitted samples within five (5) business days of receipt of such sample and shall not unreasonably withhold its approval. Licensee shall seek approval as early as reasonably possible prior to production or use of each respective item bearing the Trademark. Unless Licensee receives from Licensor written approval or disapproval (together with specific reasons for any such disapproval) at the end of such twenty (20) day business day period, such samples shall be deemed approved by Licensor.

     4.5 Licensee shall, upon prior written request, permit Licensor to visit Licensee's offices, work sites, or other places of business at any reasonable time, for inspection by Licensor's representatives of files, documents, products, and other materials relating to the Licensor's Licensed Services and products sold or installed in connection therewith at which time Licensor may take samples of such products and samples or copies of documents and other materials relating to the Licensed Services and such products, so long as taking such samples does not unreasonably interfere with Licensee's ability to complete jobs which are in progress. The provisions of Section 17 shall apply to all Confidential Information obtained through or derived from such inspections.

     4.6 Licensee shall prepare and maintain periodic (at least quarterly) summary reports of all customer complaints to any third party or Government agency regarding the Licensed Services and products sold or installed in connection therewith during the Term, and upon request will promptly submit each such summary to Licensor following the end of each Quarter. In the event that, in the reasonable opinion of Licensor, there is a material increase in the level of registered customer complaints as a percentage of total jobs undertaken, Licensee, upon notification from Licensor, shall promptly meet with Licensor to discuss steps necessary to reduce the number and severity of such customer complaints. Licensee shall promptly thereafter undertake and shall diligently pursue remedial efforts necessary to reduce the level of customer complaints to a level satisfactory to Licensor.

     4.7 Licensee represents and warrants that the Licensed Services and products sold or installed in connection therewith shall be furnished in a workmanlike manner and that all products, labor and materials shall be of high quality. Licensee further represents and warrants that each completed application or installation performed hereunder shall be of high quality and that all applied or installed products and their application or installation shall remain in good condition and be free from defects in materials and workmanship for a period of at least one year from the date application or installation is completed. Licensee shall provide a written warranty to such effect to all of its customers for Licensed Services and products sold or installed in connection therewith conforming to applicable law.

     4.8 Licensee agrees to maintain and adhere to a general policy of customer satisfaction satisfactory to Licensor and shall use its best efforts to adjust complaints of customers and resolve controversies with customers with respect to the sale or provision of the Licensed Services and products sold or installed in connection therewith. In the event Licensee receives any notice that any application or installation or product is defective, Licensee shall promptly investigate such complaint and shall promptly repair or replace any defective application or installation at no additional cost pursuant to the terms of the written warranty. In the event any adjustment remains unsatisfactory to the customer, Licensee agrees that it will use its best efforts to satisfy the reasonable complaints to such customer.

     4.9 All Contracts must be in writing and signed by the customer. Such contracts shall be retained by Licensee for a period of not less than two years from the date of Licensee's receipt of full payment on the Contract. Each Contract will identify Licensee as the vendor of the subject matter of the Contract and that Licensee is a licensee and not a subsidiary, division or Affiliate of Century 21, Licensor or HFS.

5.   Trademark Ownership and Protection.
     ----------------------------------

     5.1 Licensee acknowledges that to the best of Licensee's knowledge, Licensor owns the exclusive right to use the Trademark, the Trade Dress, and the goodwill associated therewith in connection with the Licensed Services in the Territory. Licensee further acknowledges the exclusive rights held by Licensor to use the Trademark and the goodwill associated therewith. Licensee further acknowledges Licensors exclusive right to use the Trade Dress and its colors and designs in connection with the Licensed Services. All use of the Trademark and Trade Dress pursuant to this Agreement and goodwill generated thereby shall inure to the benefit of Licensor and shall not vest in Licensee any right to register any mark or right or presumptive right to continue such use. For the purposes of trademark registration, sales by Licensee of Licensed Services under the Trademark shall be deemed to have been made for the benefit of Licensor and their respective Affiliates. Licensor will take reasonable steps to protect the good will associated with the name and mark "CENTURY 21 Home Improvements."

     5.2 Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Trademark, or any of Licensors or any of its Affiliates' or other trademarks, it being understood that all rights relating thereto are reserved by such Licensor affiliated parties, except for the License hereunder to use the Trademark to the extent specifically provided herein and subject to the restrictions provided herein.

     5.3  Licensee shall not, during the Term of this Agreement or thereafter,
(a) challenge Licensor's or any of its Affiliates' title or rights in and to the Trademark in any Jurisdiction or challenge the validity of this License or of the Trademark, or (b) contest the fact that Licensee's rights under this Agreement are solely those of a licensee and shall cease upon expiration or earlier termination of this Agreement. Licensee shall not file or prosecute any trademark or service mark application or applications to register the Trademark. The provisions of this Section 5.3 shall survive the expiration or termination of this Agreement.

     5.4 Licensor shall maintain all existing registrations of the Trademark in full force and effect and shall use commercially reasonable efforts to secure appropriate national registrations of the Trademark, at Licensor's expense, in all jurisdictions within the Territory as reasonably requested by Licensee. Licensee shall cooperate fully and in good faith with Licensor for the purpose of maintaining registrations and prosecuting applications for the Trademark and otherwise securing and preserving

Licensors rights in and to the Trademark.

6.   Licensee's Employees.
     --------------------

     Licensee shall have no authority to employ persons on behalf of Licensor or any of its Affiliates and no employees of Licensee shall be deemed to be employees or agents of Licensor or any of its Affiliates. Licensee shall have the sole and exclusive right and responsibility to hire, train, transfer, suspend, layoff, recall, promote, assign, discipline, adjust grievances, and discharge said employees, and shall comply with all laws and regulations applicable to employment and labor relations. Licensee shall identify itself as the employer of its employees and contractors and take no action or fail to take action when appropriate that would leave employers or contractors with the impression that they are the employees or contractors of Licensor, Century 21 or HFS.

7.   Licenses and Permits.
     --------------------

     7.1 Licensee, at its expense, shall obtain all permits and licenses which may be required under any applicable Federal, State or local law, ordinance, rule or regulation by virtue of any acts performed by Licensee in the performance of this Agreement. Licensee shall in the conduct of said business and in the performance of this Agreement, comply fully with all applicable Federal, State and local laws, ordinances, rules, and regulations.

     7.2 Licensee, at its expense, shall pay and discharge all license fees, business, use, sales, gross receipts, income, property or other similar or different taxes or assessments which may be charged or levied upon Licensee by reason of anything performed under this Agreement.

8.   Royalties.
     ---------

     8.1 As compensation for the License granted hereunder for the use of the Trademark in connection with the sale and provision of Licensed Services and the sale or installation of products in connection therewith in the Territory, Licensee shall pay to Licensor earned royalties ("Earned Royalties") computed by Multiplying Contract Revenue (defined in 8.3 below) by the percentage shown below for the applicable Year as follows:

     April 1, 1997 through December 31, 1997            2%
     January 1, 1998 through December 31, 1998          2%
     January 1, 1999 through December 31, 1999          2%
     January 1, 2000 through December 31, 2000          2%
     January 1, 2001 through December 31, 2001          3%
     January 1, 2002 through December 31, 2002          4%
     January 1, 2003 through December 31, 2003          5%

     January 1, 2004 through December 31, 2004          6%
     January 1, 2005 through December 31, 2005          6%
     January 1, 2006 through December 31, 2006          6%
     January 1, 2007 through December 31, 2007          6%

     8.2 Notwithstanding the provisions of Section 8.1 to the contrary, commencing with the Year 1998 the aggregate Earned Royalties paid to Licensor in respect of Licensee's Contract Revenue for each Year of Term shall be at least the Minimum Royalty payable to Licensor applicable to such Year, as hereinafter provided. To the extent that the Earned Royalties paid to Licensor in respect of such Year are less than the Minimum Royalty applicable to such year, Licensee shall pay to Licensor, not later than January 31 of the Year following such applicable Year, the amount by which such aggregate Earned Royalties paid in respect of such applicable Year are less than the Minimum Royalty applicable for such Year. The Minimum Royalty applicable to the first Year of the Term shall be equal to Earned Royalties on the Required Revenue defined below and for each Year thereafter shall be an amount equal to the greater of (i) seventy-five percent (75%) of the previous Year's Earned Royalties or (ii) Earned Royalties on the Required Revenue defined below.

     8.3 The term "Contract Revenue" shall mean all revenues which arise directly from the sale of Licensed Services and all products sold or installed in connection therewith pursuant to this Agreement (reflected by the sales contract amount plus or minus any Contract change orders), less (a) refunds, credits and allowances to customers; (b) financing discounts incurred in connection with the sale of Contracts; (c) sales to employees of Licensee and its Affiliates; (d) sales, use, excise and other similar taxes; and (e) fees associated with building permits and other similar fees and expenses. Earned Royalties shall accrue on all Contracts completed during the applicable month. Completion shall be deemed to have occurred when Licensee becomes entitled to receive cash payment substantially in full in connection with a Contract (i.e., when Licensee is entitled to receive substantially all sums that Licensee reasonably can expect to collect on such Contract), from the customer or from a third party financing source, as the case may be, or receives written customer acceptance with respect to any project financed by Licensee. Advance deposits, down payments and other amounts paid in respect of Contracts before completion shall be deemed paid in the month in which the Contract is completed or the deposit is forfeited by the customer.

     8.4 All Earned Royalties shall be paid on a monthly basis prior to the tenth day of the month following the end of the month in which accrued. Within 45 days after the end of each Year, Licensee shall prepare and furnish to Licensor a reconciliation of all amounts paid with respect to Earned Royalties attributable to the preceding Year.

     8.5 If the payment of any Earned Royalties is unpaid as of the due date for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date the Earned Royalties become due at the lower of (i) the highest rate permitted by applicable law, or (ii) two percent per annum above the Prime Rate.

     8.6 Licensor shall have the right to terminate this Agreement upon not less than 90 days prior written notice to Licensee in the event that during the preceding Year Licensee had less than the Required Revenue applicable to such Year, which notice must be given within 90 days following the end of such Year. The Required Revenue shall mean aggregate accrued Contract Revenue (net of reasonable reserves for warranty service calculated in accordance with generally accepted accounting principles consistently applied), of $20,000,000 Required Revenue for the Year ending on the December 31 following the date this Agreement is signed shall be the amount specified in the preceding sentence prorated for the actual number of days between the date of this Agreement and such Year end.

     8.7 The Earned Royalties payable under this Section 8 shall be subject to adjustment based on actual Contract Revenues accrued during the Year 2002. During the Year 2002 and each subsequent Year, Licensee shall pay Earned Royalties based on the percentage rate for such Year set forth in Section 8.1. Prior to January 31st of the following Year, beginning in January 2003, Year, the Adjusted Royalty Rate applicable to the prior Year, shall be adjusted as follows:


Beginning with Year 2002:

     . If reported Aggregate Contract Revenues for the Year are more than 110% and not more than 120% of actual Contract Revenue of the preceding Year (beginning with 2001), the Adjusted Royalty Rate applicable to the year shall be 4.50%.

     . If reported Aggregate Contract Revenues for the Year are more than 120% of actual Contract Revenues for the preceding Year, the Adjusted Royalty Rate applicable to the Year shall be 4.00%.

Licensor will perform the reconciliation of reporting Contract Revenues within 30 days after receipt of Licensee's reports for all 12 months of the Year in issue. Licensor will prepare a reconciliation report, calculate Aggregate Reported Contract Revenues and any refund of the excess of Earned Royalties paid over the Earned Royalties calculated at the Adjusted Royalty Rate. Licensor will credit Licensee's account with the amount of the refund, and provide a copy of its reconciliation report.

     9.   Referrals.
          ---------

               Licensor will not object to any lawful referral payment program initiated by Licensee or in which Licensee participates in cooperation with other licensees of the Trademarks in the territory or elsewhere.

     10.  Accounting.
          ----------

     10.1 Licensee shall at all times keep an accurate account of all operations within the scope of this Agreement. All Royalty payments made pursuant to
Section 8 shall be accompanied by a statement setting forth a full accounting of the calculation of Earned Royalties for such month including all aggregate gross revenue payable for the Licensed Services and related products, and all exclusions included in the calculation of Royalties. Such statements shall be in sufficient detail to be audited from the books of Licensee. Each statement furnished by Licensee shall be certified as true and correct by the chief financial officer of Licensee.

     10.2 Licensor and its duly authorized representatives, on reasonable notice, shall have the right for the duration of the Term and for two years thereafter, to verify the accuracy of the amount of Royalties due, and during the Term and for the two years thereafter, during regular business hours after reasonable notice of not more than 5 business days, to examine the books of account and records and all of the documents, materials and inventory in the possession or under the control of Licensee and its successors with respect to the subject matter of this Agreement. All such books of account, records, and documents shall be maintained and kept available by Licensee for at least five years. Licensor shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of Licensee's books and records, it is shown that Licensee's actual payments to Licensor hereunder were less than the amount which should have been paid to Licensor, Licensee shall within three business days pay to Licensor the amount of any underpayment with interest at the Prime Rate plus two percent from the date on which each payment was due. In addition if it is shown that Licensee's actual payments for the appropriate period were less than the amounts that should have been paid by an amount equal to five percent (5%) or more of the amount which should have been paid for such period, Licensee shall within three business days reimburse Licensor for the reasonable cost of such examination.

11.  Infringement.
     ------------

          11.1 Licensee shall cooperate with Licensor, Century 21, and their respective Affiliates, to actively enforce against third parties the exclusive rights furnished to Licensee hereunder, and the parties shall promptly notify each other in writing of any unauthorized uses which may be infringements by third parties of the Trademark which may come to the attention of the parties. Licensor and Century 21 shall each have the right to determine whether or not to take any action(s) it deems appropriate in its sole discretion against any third party with respect to any unauthorized use, engagement, or dilution of the Trademark, and Licensee shall reasonably cooperate with Licensor and Century 21 in connection with any such actions. Without limitation, if Licensor or Century 21 so desires Licensor or Century 21 may bring any claims or suits in Licensor's or Century 21's own name or in the name of Licensee or join Licensee as a nominal party thereto so long as Licensor or Century 21 pays the costs and expenses thereof.

          11.2 If Licensor fails to enforce against third parties the exclusive rights granted to Licensee hereunder, Licensee may (but shall not be obligated to) take all reasonable and appropriate action(s) against third parties with respect to any unauthorized use, infringement, or dilution of the Trademark, and Licensor shall reasonably cooperate with Licensee in connection with such action(s). Such actions by Licensee shall be at Licensee's expense and all recoveries for such unauthorized use, infringement or dilution of the Trademark shall belong to, and be property of Licensee. Without limitation Licensee may bring any suits in Licensee's own name, as Licensee of the Trademark.

12.  Default.
     -------

          12.1 Licensor shall have the right to terminate this Agreement immediately without affecting any other rights or remedies:

               (i) immediately upon notice, if (a) any bankruptcy, or insolvency proceedings should be commenced by Licensee or a substantial part of the assets or property of Licensee passes into the hands of any receiver, assignee, officer of the law or creditor or (b) any proceeding shall be instituted by or against Licensee seeking to adjudicate it bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undisclosed or unstayed for sixty (60) days;

               (ii) immediately upon notice, if Licensee admits its inability to pay its debts as they become due;

               (iii) immediately upon notice, if Licensee renounces, abandons or materially reduces its operations under this Agreement;

               (iv) if Licensee fails to make any Royalty payment or any other payment of money due hereunder and fails to cure the same within five days of receipt of written notice thereof from Licensor;

               (v) if Licensee otherwise fails to comply with any other material provision of this Agreement, including without limitation any provision relating to quality control or compliance with applicable laws and fails to cure such default within (a) the time period applicable thereto under the terms of this Agreement, or (b) if no time period shall be provided, then within thirty days of receipt of written notice from Licensor. In the event that any such noncompliance (A) shall not be remediable within such thirty day period then, provided that Licensee promptly commences and diligently pursues such remedial steps as are necessary, Licensee shall have such additional time as is necessary to effect such remedy, but in no event more than an additional 90 days, or (B) shall be of a character which is not remediable, then such default shall not be subject to cure by Licensee and Licensor shall have the right to terminate.

     12.2 Licensee shall have the right to terminate this Agreement upon written notice to Licensor if Licensor has materially defaulted under this Agreement and such default continues for a period of 90 days after Licensor receives written notice of default.

13.  Disposal of Stock Upon Termination or Expiration.
     ------------------------------------------------

          13.1 Upon the effective date of expiration or earlier termination of this Agreement by Licensor, Licensee shall immediately cease all use of, and shall destroy, and effectively remove, the Trademark and all references thereto from all remaining unsold or returned products and related advertising, promotion, display and other materials bearing the Trademark or Trade Dress, whether or not the use of such Trademark or Trade Dress is in compliance with this Agreement.

14.  Effect of Expiration or Termination.
     -----------------------------------

          14.1 It is understood and agreed that except for the License to use the Trademark only as specifically provided for in this Agreement, Licensee shall have no right, title, or interest in or to the Trademark. Upon and after the expiration or earlier termination of this Agreement, all rights granted to Licensee hereunder, together with any interest in and to the Trademark which Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to Licensor. In addition, Licensee will execute any instruments requested by Licensor which are reasonably necessary to accomplish or confirm the foregoing. Any such assignment, transfer, or conveyance shall be without consideration other than the mutual agreements contained herein. Licensee will refrain from further use of the Trademark or any further reference to the Trademark, direct or indirect, or any other trademark, trade name, or logo that is confusingly similar to the Trademark. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor or its Affiliates, as a consequence of the expiration or earlier termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor, Century 21 or any of their Affiliates, arising from any alleged goodwill created by Licensee for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Services, or products sold or installed in connection therewith.

          14.2 Licensee acknowledges and admits that there would be no adequate remedy at law for its failure to cease using the Trademark in connection with the marketing, sale or furnishing of Licensed Services or the sale or installation of any products in connection therewith at the expiration or earlier termination of the License, and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by the way of temporary, preliminary, and permanent injunction and such other and further relief as any court with Jurisdiction may deem just and proper.

          14.3 Licensee agrees that it shall continue to assume any and all obligations under the terminated or expired Agreement arising out of the operation thereunder prior to the expiration or earlier termination thereof which continues after such expiration or termination date.

15.  Indemnity.
     ---------

          15.1 Licensee agrees that it will protect, defend, hold harmless and indemnify Licensor, Century 21, their respective Affiliates, successors, assigns, directors, officers and employees, and their respective heirs and representatives from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses (including all reasonable attorneys' fees and expenses) of any kind whatsoever (including without limitation of the foregoing, those relating to actual or alleged death of or injury to person and damage to property), actually or allegedly, directly or indirectly, arising or resulting from or in connection with:

               (i) Licensee's breach of any representation, warranty, or obligation under this Agreement;

               (ii) Licensee's carrying on its business, whether or not in connection with the use of the Trademark, including, but not limited to, all allegations that the products, materials, or services provided by, prepared by, or distributed by or through Licensee constitute:

                      (a)  libel, slander, or defamation;

                      (b) trademark infringement or dilution, other than in connection with the Trademark as used by Licensee hereunder substantially in accordance with the terms hereof, unfair competition or infringement of any statutory copyright, common law right, title or slogan;

                      (c) piracy, plagiarism, the misappropriation of another's ideas, or unfair competition; and/or

                      (d)  invasion of rights of privacy or rights of publicity;

               (iii) any actual or alleged defect in such products or materials, whether latent or patent, including actual or alleged improper construction or design of such products or materials or the failure of such products or material to comply with specifications or with any express or implied warranties of Licensee;

               (iv) Licensee's assembly or installation or application of products or materials covered by this Agreement;

               (v) all purchases, contracts, debts, or obligations made by Licensee, including the breach of any Contract;

               (vi) any third party financing utilized by Licensee in connection with this

Agreement;

               (vii) the omission or commission of any act, lawful or unlawful, by Licensee or of any of Licensee's agents or employees, whether or not such act is within the scope of employment of such agents or employees; or

               (viii) the failure or alleged failure of Licensee to comply with any applicable law, statute, ordinance, governmental administrative order, rule, or regulation.

               The provisions of this Section 15.1 shall survive expiration or termination of this Agreement.

          15.2 Licensor agrees that it will protect, defend, hold harmless and indemnify Licensee and its successors, assigns, directors, officers and employees and their respective heirs and representatives from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses (including all reasonable attorney's fees and expenses) of any kind whatsoever, actually or allegedly, directly or indirectly, arising or resulting from or in connection with any action, demand or claim based on an allegation that Licensee's use of the Trademark in connection with the Licensed Services hereunder infringes a copyright, trademark, trade name, service mark, or any other proprietary right. Licensee agrees to give Licensor prompt notice of, and (at Licensor's expense) cooperate with Licensor in the defense against, any such claim, demand or action. In connection therewith, Licensee will give Licensor the full opportunity to control the response thereto and the defense thereof, including without limitation any agreement relating to the settlement thereof; provided that Licensee will have the right to participate in such response and defense and negotiations to the extent Licensee might be otherwise adversely affected thereby.

16.  Insurance.
     ---------

          Licensee shall carry commercial general liability insurance covering products and completed operations providing adequate protection with limits of liability in the minimum amount of $500,000 per occurrence and $500,000 per person for any claims relating to the Licensed Services and all products sold or installed in connection therewith, or Licensee's operation of its business. Licensor, CTM Holding Corp. and Century 21 shall be named therein as additional insureds. The maximum deductible with respect to such insurance shall be $100,000. Licensee shall, promptly after the signing, of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability.


17.  Confidentiality: Non-Disclosure.
     -------------------------------

          17.1 Licensor and Licensee, and their respective Affiliates, employees, agents, consultants, attorneys, accountants, financial advisors, and bankers, shall hold in confidence and not use or disclose to any third party, except as permitted by this Agreement, any Confidential Information of the other party. Licensor and Licensee each acknowledges that the confidentiality of the terms of this Agreement may not be able to be maintained if, and to the extent that, HFS Incorporated may be required to file a copy of this Agreement as an exhibit to various reports filed with the Securities and Exchange Commission and the New York Stock Exchange, Inc. and may be required to summarize this Agreement in the text of its Annual Reports on Form 10-K and in Notes to its Financial Statements.

     17.2 Nothing herein shall prevent either party or any of its Affiliates, employees, agents, consultants, attorneys, accountants, advisors, or bankers (the "Receiving Party") from using, disclosing or authorizing the disclosure of any Confidential Information it receives:

          (a) that becomes publicly available without default hereunder by the Receiving Party;

          (b) that is lawfully received by the Receiving Party from a source not, to the knowledge of the Receiving Party, under any obligation to the disclosing party regarding disclosure of such information;

          (c) that the Receiving Party reasonably believes it is required by law to disclose, provided that the Receiving Party consults with the other party prior to making such disclosure;

          (d) to its attorneys, accountants, financial and investment advisors, bankers, or lending institutions, and other advisors and consultants of a similar nature, provided that such persons have an obligation to, or otherwise agree to, keep such Confidential Information confidential.

     17.3 Except as expressly provided herein, Licensee will not issue any publicity or press release regarding its contractual relations with Licensor hereunder or regarding Licensee's activities hereunder without obtaining Licensor's prior written approval and consent to such release. Licensor shall reasonably cooperate with Licensee regarding any publicity or press releases regarding Licensee.

     17.4 Any customer lists or prospective names provided to Licensee by Licensor or Century 21 ("Century 21 Lists") shall be the property of Licensor or Century 21, as applicable, and Licensee shall not use the same other than for purposes of selling Licensed Services under the Trademark in the Territory solely by means of direct mail program. Licensee agrees that it will not resell or use for telemarketing purposes (other than the marketing Licensed Services in accordance with this Agreement) any customer lists or prospective names obtained from any Century 21 List. Neither Licensor nor Century 21 has any obligation to provide any Century 21 Lists to Licensee.

18.  Dispute Resolution.
     ------------------

     18.1 Licensor and Licensee agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement. If any such dispute has not been resolved within 10 days by negotiation, either party may resort to litigation. If the need for mediation arises, mediation services shall be conducted in Morris County, New Jersey.

     18.2 In the event of litigation, each of the parties hereby consents to the service of process by registered or certified mail at its address set forth below and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party.

     18.3 Notwithstanding anything to the contrary in this Section 18, the parties expressly agree that either may seek provisional relief, including but not limited to temporary restraining orders and preliminary injunctions, in addition to the remedy of mediation set forth herein. Any such action for provisional relief shall not constitute a waiver of the right or obligation to mediate. Each party agrees that it shall bring any such action for provisional relief, or any other litigation to enforce rights or obligations under this Agreement, in (i) a federal court located in the State of Texas (if such action or litigation is instituted by Licensor) or in the State of New Jersey (if such action or litigation is instituted by Licensee) (ii) a state court located in Dallas County, Texas (if such action or litigation is instituted by Licensor) or in Morris County, New Jersey (if such action or litigation is instituted by Licensee), provided that either party may file a claim under the indemnification provisions of this Agreement in any court in which a case giving rise to indemnification is pending. Each party hereby submits to the jurisdiction of each such court for any such relief, in accordance with the service provisions set forth in Subsection 18.2 hereof.

     18.4 Licensor and Licensee acknowledge and agree that the deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq. Texas Business and Commerce Code, does not apply to this Agreement because (a) the Agreement involves a total consideration of more than $100,000; (b) Licensor and Licensee have been represented by independent legal counsel in the negotiations involving this Agreement; and (c) this Agreement does not involve Licensor's or Licensee's residence.

19.  Acknowledgments.  The parties acknowledge that:
     ---------------

     19.1 This Agreement is intended as a trademark sublicense only.

     19.2 Licensee is only a licensee of the "CENTURY 21 " mark for use with the description
"Home Improvements" or such other description as shall have been required or approved in writing by Licensor.

     19.3 Licensor and Century 21 are not in the business of developing, operating, offering, selling, managing or warranting any aspect of the home improvement business.

     19.4 Neither Century 21 nor Licensor exerts or asserts any control over Licensee or its operations, or the sale or provision of any Licensed Service, or has prescribed any system or program of quality assurance, quality control, product or service specifications, product or service standards or product or service design.

     19.5 Licensee is not dependent on this Agreement or any services or assistance provided by Century 21, Licensor or any of their Affiliates to operate and maintain its business, or to provide the Licensed Services.

     19.6 The parties have bargained at arms' length in this transaction.

     19.7 Licensee is not required to make any additional investment under this Agreement. Licensee's investment in any assets will not relate to Licensee's obligations under this Agreement.

     19.8 Licensee will rely on its own marketing plan and system of operations developed prior to the execution and delivery of this Agreement. Licensor has had no part in either prescribing or suggesting the marketing plan and system of Licensee.

     19.9 The parties acknowledge that neither Century 21, Licensor nor any of their Affiliates will furnish to Licensee any assistance in the acquisition, development, design, planning, selection of materials or methods used in the Licensed Services, or any other aspect of Licensee's business nor will any such party furnish a method of operation on which Licensee will be dependent with respect to its business organization, management, marketing plan, promotional activities or business affairs. Neither Century 21, Licensor nor any of their Affiliates will provide any telemarketing service.

     19.10 Licensee shall determine, in its sole discretion, the site or location of each office and facility used to provide Licensed Services in the Territory, its design and appearance, hours of operation, personnel policies and practices, promotional activities, personnel training, customer requirements, methods of accounting, construction methods and general operation methods, subject only to the trademark-related standards and customer satisfaction obligations set forth in this Agreement.

20.  Miscellaneous.
     -------------

     20.1 All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (i) on the date when such notice, request, consent, or communication is personally delivered or (ii) five days after the same was sent, if sent by certified or registered mail or (iii) two days after the same was sent, if sent by overnight courier delivery or confirmed telecopier transmission, as follows:

          (a)  if to Licensor, addressed as follows:

               HFS Licensing, Inc.
               c/o HFS Incorporated
               6 Sylvan Way

               Parsippany, NJ 07054
               Attention:  Executive Vice President and General Counsel
               Telephone: 201-359-5266

     with a copy to:

          (b)  if to Licensee, addressed as follows:

               Reunion Home Services, Inc.
               8585 North Stemmons Freeway
               South Tower - Suite 101
               Dallas, TX 75247
               Attention:  Ronald I. Wagner, Chief Executive Officer
               Telephone:  214-658-6600

     with a copy to:

               Hughes & Luce, L.L.P.
               1717 Main Street, Suite 2800
               Dallas, TX 75201
               Attention:  William B. Finkelstein
               Telephone:  214-939-5500

     Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

     20.2 Licensee shall operate in the capacity of an independent contractor. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers or to constitute Licensee the agent of Licensor or any of its Affiliates, and no party hereto shall have any power to obligate or bind any other party hereto in any manner whatsoever, except as otherwise provided for herein.

     20.3 None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm, or corporation, other than the parties hereto and Century 21 and its Affiliates shall be deemed to have acquired any rights by reason of anything contained in this

Agreement.

     20.4 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Licensor may assign all of its rights, duties, and obligations hereunder to any Affiliate of Licensor, any entity having adequate rights with respect to the Trademark to grant this License on the date of such assignment, or to an affiliate of any such entity. The rights granted to Licensee hereunder are unique and personal in nature, and neither this Agreement nor the License may be directly or indirectly assigned by Licensee (including without limitation by operation of law or by transfer of a controlling interest in, Licensee or any other change in control of Licensee) without Licensor's prior written consent, which may be withheld in Licensor's sole discretion. Any attempt by Licensee to transfer any of its rights or obligations under this Agreement, whether by assignment, License or otherwise, other than as explicitly permitted pursuant to this Agreement, shall constitute an event of default of this Agreement, and shall be null and void.

     20.5 Licensee shall comply in all material respects with all laws, rules, regulations, and requirements of any governmental body which may be applicable to the operations of Licensee contemplated hereby, including, without limitation as they relate to the provision, sale, or promotion of Licensed Services or any products sold or installed in connection therewith, notwithstanding the fact that Licensor may have approved such item or conduct. Licensee shall advise Licensor promptly upon obtaining knowledge that any Licensed Service or any such product does not comply with any such law, rule, regulation or requirement. Licensor shall comply in all material respects with all laws, rules, regulations, and requirements applicable to its performance under this Agreement.

     20.6 This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules, and any applicable laws of the United States.

     20.7 The provisions hereof are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction then such invalidity or unenforceability shall affect only such provision, or part thereof in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

     20.8 The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     20.9 This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof.

     20.10 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     20.11. If Licensee shall be delayed or hindered in or prevented from the performance of any acts required hereunder by reason of strikes, lockouts, labor disputes, inabilities to procure materials (other than as a result of the financial condition of Licensee), riots, war, act of God or other reason of a like nature not within the control of Licensee, the period of performance of any such act shall be extended for a period equivalent to such delay, provided, however, that: (a) none of the foregoing shall in any way excuse or delay Licensee's obligations to pay Earned Royalties and to comply with the quality standards hereunder; (b) Licensee shall use its best efforts to remove the cause of such delay as promptly as possible; and (c) in no event shall any period of performance be delayed by more than 90 days in any 12 consecutive month period as a result of the foregoing events. Licensee shall promptly give Licensor written notice of the occurrence of any of the foregoing events for which it claims that it is entitled to delay performance of any of its obligations hereunder.

21.  Special Stipulation.
     --------------------

     21.1 If a license for Cabinet Refacing & Related Products Services (the "Target Service") becomes available in the Target Territories (defined below), Licensor will notify Licensee. The Target Territories are:

     STATE                    ZIP CODES
     -----                    ---------
     1.  Arizona              850,852,853
     2.  Georgia              300-303, 305-306
     3.  Connecticut          064-066, 068-069
     4.  Florida              330-334, 349
     5.  Maryland             206-219
     6.  New York             100-119
     7.  Texas                750-762
     8.  Virginia             220-229
     9.  Washington, DC       200-205

Licensor will grant no license for the Target Service in your Target Territory unless and until Licensee has had the opportunity to respond to Licensor's written notice and has not signed the Addendum within the time required below. Licensor will prepare and send with such notice an Addendum to this Agreement adding the Target Territory or Territories and adjusting the Required Revenue to a mutually agreeable amount. Licensee must sign and return the addendum within 30 days after receipt of the Addendum. If Licensor does not receive the signed Addendum within such 30 day period, Licensee's rights under this paragraph are subject and subordinate to any license for the Target Service may grant thereafter in the Target Territory.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.


LICENSOR:                     HFS Licensing, Inc.


                              By: [SIGNATURE ILLEGIBLE]^^
                                    --------------------------
                                    Title: EVP



LICENSEE:                     Reunion Home Services, Inc.


                              By:   /s/ Ronald Wagner
                                    --------------------------
                                    Title: CEO